Exhibit 99.1

FOR IMMEDIATE RELEASE
November 8, 2017

AMERICAN CAPITAL SENIOR FLOATING ANNOUNCES SEPTEMBER 30, 2017 FINANCIAL RESULTS AND
DECLARES MONTHLY CASH DISTRIBUTIONS OF $0.097 PER SHARE FOR EACH OF NOVEMBER AND DECEMBER 2017 AND JANUARY 2018

New York, NY - November 8, 2017 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (NASDAQ: ACSF) today reported net investment income of $2.6 million, or $0.26 per share, and net earnings of $0.0 million, or $0.00 per share, for the quarter ended September 30, 2017 and net asset value (“NAV”) of $131.2 million, or $13.12 per share, as of September 30, 2017. In addition, the Company announced that its Board of Directors declared monthly cash distributions of $0.097 per share of common stock for each of November and December 2017 and January 2018.
THIRD QUARTER 2017 FINANCIAL HIGHLIGHTS

•	Investing activities

◦	Invested $8.8 million into 4 new loan obligors and 1 new collateralized loan obligations (“CLOs”)

◦	Sold $15.7 million of investments and received $16.4 million of repayments, including distributions received from our CLOs

•	Net investment income of $0.26 per share, or $2.6 million

◦	Increased $0.02 per share from Q2 2017 net investment income of $0.24 per share

•	Net earnings of $0.00 per share, or $0.0 million

◦	Decreased $0.04 per share from Q2 2017 net earnings of $0.04 per share due to higher net realized and unrealized losses on investments in Q3 2017 as compared to Q2 2017

•	NAV of $13.12 per share, or $131.2 million as of September 30, 2017

◦	$0.29 per share decrease from June 30, 2017 NAV per share of $13.41

•	Monthly cash distributions to stockholders of $0.097 per share ($0.291 for the quarter)

◦	8.8% annualized yield on the September 30, 2017 NAV per share

◦	10.1% annualized yield on the September 30, 2017 closing market price of $11.50 per share

•	$227.8 million investment portfolio at fair value as of September 30, 2017

◦	$175.3 million, or 77%, of first lien floating rate loans

◦	$13.3 million, or 6%, of second lien floating rate loans

◦	$39.2 million, or 17%, of CLO equity

•	6.76% investment portfolio yield at cost as of September 30, 2017

•	3.40% cost of funds as of September 30, 2017

•	0.74x debt to equity ratio as of September 30, 2017

“Despite continued aggressive market conditions, we generated stronger third quarter net investment income of $0.26 per share compared to $0.24 per share for the second quarter as we benefited from increases in LIBOR and our repositioning of the portfolio into higher yielding assets,” said Kevin Braddish, Chief Executive Officer of the Company. “The current credit environment requires prudent risk and portfolio management, and we remain focused on using our proven credit expertise and the benefits of the Ivy Hill platform to seek to improve the quality and returns of the portfolio and deliver what we believe is an attractive level of total return on investments for our shareholders.”

American Capital Senior Floating, Ltd.
November 8, 2017

PORTFOLIO AND INVESTMENT ACTIVITY
As of September 30, 2017, the fair value of ACSF’s portfolio totaled $227.8 million and was comprised of $175.3 million of first lien floating rate loans, $13.3 million of second lien floating rate loans (collectively, the “Loan Portfolio”) and $39.2 million of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Investment Portfolio”). At September 30, 2017, the Investment Portfolio had a weighted average yield at amortized cost of 6.76%.
As of September 30, 2017, ACSF’s Loan Portfolio was diversified across 136 issuers and 36 industries and its CLO Portfolio was invested in 22 issuers across 17 different collateral managers.
RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $2.6 million, or $0.26 per share, for the three months ended September 30, 2017. Gross investment income was $4.4 million for the quarter, with $2.9 million generated from the Loan Portfolio and $1.5 million generated from the CLO Portfolio. Expenses totaled $1.7 million for the three months ended September 30, 2017, with interest and other debt related costs of $0.9 million, management fees of $0.5 million and other operating expenses of $0.3 million net of the expense waiver.
Beginning in the first quarter of 2017, Ivy Hill Asset Management, L.P. (“IHAM” or our “Manager”) voluntarily agreed to be responsible for certain of our 2017 quarterly other operating expenses in excess of a certain percentage of our consolidated net assets less net unrealized appreciation or depreciation, each as defined under generally accepted accounting principles in the United States of America (“GAAP”), for such quarter (the “Voluntary Expense Cap”). For the three months ended September 30, 2017, in accordance with the applicable Voluntary Expense Cap our Manager agreed to be responsible for certain of our quarterly other operating expenses in excess of an annual rate of 1.00% of our consolidated net assets less net unrealized appreciation or depreciation as of September 30, 2017.
For the three months ended September 30, 2017, our Manager was responsible for $0.1 million of other operating expenses as a result of the applicable Voluntary Expense Cap.
Additionally, for the fourth quarter of fiscal 2017, our Manager has voluntarily agreed to be responsible for certain of our quarterly other operating expenses in excess of an annual rate of 1.25% of our consolidated net assets less unrealized appreciation or depreciation as of December 31, 2017, provided the existing investment advisory management agreement with our Manager remains effective as of the date we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Our Manager has not agreed to be responsible for any of our operating expenses beyond December 31, 2017.
Net Realized and Unrealized Loss From Investments
Net realized and unrealized loss on investments for the three months ended September 30, 2017 totaled $2.6 million and was composed of net realized loss on investments of $2.8 million and net unrealized gain on investments of $0.2 million. The $0.2 million of net unrealized gain on investments was composed of the reversal of net unrealized depreciation related to net realized losses of $2.2 million and net unrealized depreciation on investments of $2.0 million.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2017, ACSF’s wholly owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $96.8 million outstanding on its $135.0 million revolving credit facility, resulting in a consolidated debt to equity ratio of 0.74x. As of September 30, 2017, ACSF had $2.9 million in cash and cash equivalents and $38.2 million of available capacity on ACSF Funding’s revolving credit facility.
RECENT DEVELOPMENTS
Distributions to Stockholders
On November 8, 2017, the Company announced the declaration of monthly cash distributions to stockholders of $0.097 per share for each of November and December 2017 and January 2018. This cash distribution rate represents an 8.8% annualized yield on the September 30, 2017 NAV per share of $13.12 and an 10.1% annualized yield on the September 30, 2017 closing market price per share of $11.50. The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

American Capital Senior Floating, Ltd.
November 8, 2017

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
November 2017	$0.097	November 24, 2017	November 22, 2017	December 5, 2017
December 2017	$0.097	December 22, 2017	December 20, 2017	January 4, 2018
January 2018	$0.097	January 23, 2018	January 19, 2018	February 2, 2018
ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining distributions to stockholders. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

American Capital Senior Floating, Ltd.
November 8, 2017

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	September 30, 2017	December 31, 2016
Assets:	(unaudited)
Investments, fair value	$227,796	$244,872
Cash and cash equivalents	2,902	8,795
Receivable for investments sold	5,224	2,272
Other assets	1,298	1,401
Total assets	$237,220	$257,340

Liabilities:
Credit facility payable	$96,800	$104,900
Payable for investments purchased	7,396	12,202
Management fee payable	497	2,046
Other liabilities	332	433
Distributions to stockholders payable	970	970
Total liabilities	105,995	120,551

Net Assets:
Common stock, par value $0.01 per share, 10,000 issued and outstanding, 300,000 authorized	100	100
Paid-in capital in excess of par	150,949	150,949
Undistributed net investment income	1,548	2,133
Accumulated net realized loss from investments	(9,358)	(3,300)
Net unrealized loss on investments	(12,014)	(13,093)
Total net assets	131,225	136,789
Total liabilities and net assets	$237,220	$257,340

Net asset value per share	$13.12	$13.68

American Capital Senior Floating, Ltd.
November 8, 2017

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Investment income:
Interest	$4,400	$4,589	$13,131	$13,206
Total investment income	4,400	4,589	13,131	13,206
Expenses:
Interest and other debt related costs	891	665	2,393	1,969
Management fee	497	512	1,561	1,520
Other operating expenses	417	564	1,672	1,814
Total expenses	1,805	1,741	5,626	5,303
Expense reimbursement	(59)	(283)	(673)	(976)
Net expenses	1,746	1,458	4,953	4,327
Net investment income before taxes	2,654	3,131	8,178	8,879
Income tax (provision) benefit	(5)	(23)	(33)	75
Net investment income	2,649	3,108	8,145	8,954
Net realized and unrealized gain (loss) on investments:
Net realized loss on investments	(2,785)	(154)	(6,058)	(1,453)
Net unrealized gain on investments	157	7,395	1,079	15,284
Net gain (loss) on investments	(2,628)	7,241	(4,979)	13,831
Net increase in net assets resulting from operations (“Net Earnings”)	$21	$10,349	$3,166	$22,785

Net investment income per share	$0.26	$0.31	$0.81	$0.90
Net Earnings per share	$—	$1.03	$0.32	$2.28
Distributions to stockholders per share	$0.29	$0.29	$0.87	$0.87
Weighted average shares outstanding	10,000	10,000	10,000	10,000

American Capital Senior Floating, Ltd.
November 8, 2017

ABOUT AMERICAN CAPITAL SENIOR FLOATING, LTD.
American Capital Senior Floating, Ltd. (NASDAQ: ACSF) is a diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies and in debt and equity tranches of collateralized loan obligations collateralized by senior floating rate loans. The Company has elected to be treated as a business development company under the 1940 Act. The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

ABOUT IVY HILL ASSET MANAGEMENT, L.P.
Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation, is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of September 30, 2017, IHAM had total assets under management of approximately $4.2 billion across 22 vehicles.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Relations Contact:
Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or
Investor Relations Contact:
Carl Drake, 888-818-5298
cdrake@aresmgmt.com
or
Veronica Mendiola, 212-808-1150
vmendiola@aresmgmt.com